Associated Bank

January 22, 2020

BY HAND DELIVERY

Christopher C. Piotrowski
4609 N. Marlborough Drive
Shorewood, WI 53211

RE: Separation Agreement and General Release

Dear Christopher:

This will confirm our offer concerning the separation of your employment with Associated Banc-Corp or its direct or indirect subsidiaries (collectively "Associated Bank" or "the Company"). This Agreement shall be effective on February 15, 2020 ("Separation Date"). In connection with the separation, the Company offers you (referred to herein as "you" or "Colleague") the following benefits:

(1) Unconditional Assistance Benefits. Whether or not you choose to sign this Agreement and accept the terms contained herein, or after having done so, exercise your right to revoke your acceptance of these terms (as more fully described in Paragraph 4(D), below), the following circumstances will apply to you:

(A) The Company will pay you your regular base wages through the Separation Date;

(B) The Company will pay you for any paid time off that you have accrued but not used through the Separation Date;

(C) You will retain all your vested rights, if any, as of the Separation Date in the Company's 401(k) plan and will receive all payments due you under the terms of that plan;

(D) If you were a participant in the Company's group health insurance plan on the Separation Date, the Company will provide you with the right to participate, at your own expense, in such plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); and

(E) As of January 22, 2020 you shall no longer hold the position of Executive Vice President, Chief Marketing Officer of the Company, and shall cease to be a member of the Company's Executive Committee.

The payments described in Paragraphs 1(A) and (B), above, will be subject to normal deductions for income and employment taxes and will be paid to you as required by applicable law.

(2) Conditional Assistance Benefits. In consideration of your undertakings set forth in Paragraph 3, below, and conditioned upon (i) your timely acceptance of the terms contained in this Agreement, and (ii) your decision not to exercise your revocation rights (described in Paragraph 4(D), below), the Company will provide you the following benefits:

(A) You shall receive a one-time cash payment of One Hundred Thousand and no/100ths Dollars ($100,000.00) in exchange for your forfeiture of any and all unvested Restricted Stock Units and any unvested Restricted Stock awarded to you under the Associated Banc-Corp 2013 Incentive Compensation Plan ("2013 Plan") or the Associated Banc-Corp 2017 Incentive Compensation Plan ("2017 Plan") as of the Separation Date. Further, you shall not qualify to receive an Annual Incentive Award (as that term is defined in the Associated Banc-Corp Incentive Compensation Plan) for the period from January 1, 2019 – December 31, 2019.

(B) You shall receive a one-time cash payment in the amount of Two Hundred Ninety-Five Thousand and no/100ths Dollars ($295,000.00), the equivalent of 12 months of your annual base salary.

(C) Certain, approved outplacement services provided by a third-party vendor pre-approved by the Company, with the understanding that you will begin utilizing such outplacement services within 60 calendar days after your Separation Date and that such outplacement services will be reimbursed for a period of time not to exceed twelve (12) months. However, in no event shall the Company reimburse you more than $9,000 with respect to the outplacement services.

(D) The payments referenced in paragraphs 2(A) and 2(B) shall be paid on the Company's regularly scheduled payroll date which is not less than five (5) business days following the expiration of the Revocation Period (as defined below) and shall be subject to income and employment tax withholding.

(E) You agree to enter into any necessary agreements to effectuate the amendments to the award agreements contemplated by Paragraph 2(A) above.

(3) Your Undertakings. In exchange for the benefits provided to you under Paragraph 2, above, which you acknowledge are greater in their totality than those which you would receive absent this Agreement, you agree as follows:

(A) You agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its parents, subsidiaries, affiliates, and related entities, and any of their respective past or present officers, directors, stockholders, managers, members, partners, agents, employees, predecessors in interest, successors, and assigns ("Released Parties"), jointly and severally, from, and agree not to bring any action, proceeding or suit against any of the Released Parties regarding, any claims, causes of action, liabilities, damages, fees or remunerations of any sort This release includes, but is not limited to, giving up any claims related in any way to your employment by the Company, the decision to terminate your employment, termination of our employment relationship, and wages and other remuneration, including, but not limited to, any current or former bonus or other incentive plans or programs offered by the Company, including any award under the 2013 Plan and the 2017 Plan. This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you, and includes, but is not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorneys' fees, costs, and expenses, and, without limiting the generality of the foregoing, all claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, the Wisconsin Fair Employment Act, all as amended, or any other federal, state or local law, statute or ordinance affecting your employment with or termination from the Company. If you are age 40 or older, your acceptance of this Agreement also will release any and all claims under the federal Age Discrimination in Employment Act ("ADEA").

However, this release of claims does not apply to or affect claims for benefits under applicable worker's compensation laws, or any claim that controlling law clearly states may not be released, including by settlement. This general release does not apply to any vested rights that you may have in the Company's 401(k) plan or to your continued participation in the Company's group health insurance plan pursuant to COBRA following the Separation Date. This release shall not limit or restrict your right under the ADEA to challenge the validity of this Agreement in a court of law and such challenge shall not be considered a breach of this Agreement. Likewise, this release shall not prevent, restrict or in any way limit your right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission ("EEOC")) or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however, this release of claims does prevent you from making any personal recovery against the Company or the Released Parties, including the

recovery of money damages, as a result of filing a charge or complaint with a government agency against the Company and/or any of the Released Parties;

Notwithstanding this Paragraph 3, nothing contained in this Agreement shall impede Colleague's ability to report possible federal securities violations to the Securities Exchange Commission ("SEC") and other governmental agencies (i) without the Company's approval and (ii) without having to forfeit or forego any resulting whistleblower awards.

(B) You acknowledge and agree that, as of the date on which you sign this Agreement, there are no pending complaints, charges or lawsuits filed by you against the Company or any of the Released Parties. You further acknowledge and agree that you are the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 3(A), above, and that you have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity;

(C) [Intentionally left blank];

(D) You acknowledge and agree that except to the extent explicitly provided for in this Agreement, the Released Parties owe you no wages for work performed, whether salary, overtime, bonuses, or commissions, or for accrued but unused paid time off;

(E) By executing this Agreement, Colleague acknowledges the following: (i) Colleague has accurately reported all use of paid time off in accordance with the Company's paid time off policy; (ii) Colleague has not suffered an unreported workplace injury at Associated Bank; and (iii) Colleague's separation from employment shall be deemed a resignation;

(F) You agree that you have returned to the Company or you agree you will return to the Company following the Separation Date, all of its property and all of the property of the Released Parties which you possess or over which you have direct or indirect control, including, but not limited to, all monies, records, files, credit cards, keys, cellular telephones, customer lists and information, and electronically encoded information such as computer drives, etc., all passwords and/or access codes to such Company property and all copies of such Company property;

(G) You agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company or any of the Released Parties. If the Company's Human Resources Department receives a request for a

reference for you from a prospective employer, the Company will provide verification of employment and such other information as it typically provides in response to such reference requests. Nothing contained in this Paragraph 3(G) shall preclude you from providing truthful information pursuant to subpoena or other legal process. If you receive a subpoena or are subject to any legal obligation, you agree to provide written notice to the Company within ten (10) days and enclose a copy of the subpoena and any other document identifying the legal obligation;

(H) With respect to the Company's Trade Secrets and Confidential Information (each defined below), Colleague acknowledges that the Company has created and maintains at great expense strategic plans, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, pricing policies, pricing and cost information, personnel data and other similar confidential and proprietary information (collectively "Confidential Information"). Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including all information obtained in connection with customer engagements. Colleague agrees that until the sooner of (i) two (2) years from the Separation Date or (ii) the Confidential Information becomes generally available to the public through no fault of Colleague or any other person under a duty of confidentiality to the Company, Colleague shall not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic territory in which such use or disclosure could harm the Company's existing or potential business interests, any Confidential Information. Confidential Information shall not include Trade Secrets (herein defined) of the Company.

With respect to the Company's Trade Secrets, Colleague agrees not to directly or indirectly use or disclose any Trade Secret of the Company. The term "Trade Secret" has that meaning set for under applicable law. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Colleague shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Colleague is further notified that if Colleague files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Colleague may disclose the Company's Trade Secrets to Colleague's attorney and use the Trade Secret information in the court proceeding, provided that, Colleague files any

document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

This provision is a material term of this Agreement. In the event Colleague breaches this obligation, the Company has the right to terminate any payments under the Agreement and to recover any and all consideration already paid pursuant to this Agreement, in addition to any other remedies available in law or equity. Provided; however, this provision shall not prohibit Colleague from providing Confidential Information to any state or federal agency in connection with a whistleblower claim;

(I) For twelve (12) months immediately after the Separation Date, Colleague shall not directly or indirectly, whether on behalf of Colleague or any third party:

(i) Solicit business from any person or entity who is an Active Customer (as defined herein), with whom Colleague has had material business contact during the twelve (12) month period prior to the Separation Date (the "Reference Period") for the purpose of providing competitive products or services similar to those provided by Colleague during the Reference Period.

(ii) Request or advise any Active Customer, with whom Colleague has had material business contact during the Reference Period, to withdraw, curtail or cancel any business relationship with the Company. "Active Customer" shall mean any customer of the Company that received any products or services supplied by or on behalf of the Company, and with which or whom Colleague had material business contact during the Reference Period

(iii) Induce any employee of the Company who: x) currently holds the title of Vice President, Senior Vice President or Executive Vice President; and y) currently or at any time during the twelve (12) month period immediately preceding the Separation Date was subject to your supervision or control, to leave the employ of Company for the purpose of having such person provide services to a financial institution that competes with the business of the Company within the territory in which the Company conducts its business, and where such services are substantially similar to the services such person provided to the Company during the twelve (12) month period immediately preceding the Separation Date.

(J) You acknowledge and affirm that by executing this Agreement you are resigning from all positions with the Company and its subsidiaries, effective as of the Separation Date, and you will undertake all actions necessary to effectuate same.

(K) You acknowledge and agree that should the Company incur any liability by way of litigation, arbitration, settlement of claims, or similar dispute resolution, in whole or in part due to any action or inaction by you in your capacity as an employee of the Company, the Company shall have the right (1) to terminate all remaining awards under Paragraph 2 hereof, and (2) to recover any and all consideration paid pursuant to this Agreement to the extent of such liability (including attorneys' fees) incurred by the Company.

(4) Acceptance and Revocation Procedures. The Company wishes to ensure that you voluntarily agree to the terms contained in this Agreement and do so only after you fully understand them. Accordingly, the following procedures shall apply:

(A) You agree and acknowledge that you have read this Agreement, understand its contents and may agree to the terms of this Agreement by signing and dating it and returning the signed and dated Agreement, via mail, e-mail, hand delivery or overnight delivery, so that it is received by Angie M. DeWitt, Associated Bank, 433 Main Street, Green Bay, WI 54301, Angie.DeWitt@AssociatedBank.com, on or before 5:00 p.m. Central Time on the 22nd calendar day following your receipt of this Agreement;

(B) You are hereby advised in writing by the Company to consult with an attorney before signing this Agreement and you acknowledge that you have done so or had the opportunity to do so;

(C) You understand that this Agreement, at Paragraph 3(A) above, includes a final general release, including a release of all claims under the ADEA;

(D) You understand that you have seven (7) calendar days after signing this Agreement within which to revoke your acceptance of it ("Revocation Period"). Such revocation will not be effective unless written notice of the revocation is sent, via mail, e-mail, hand delivery or overnight delivery, so that it is received Angie M. DeWitt, Associated Bank, 433 Main Street, Green Bay, WI 54301, Angie.Dewitt@AssociatedBank.com on or before 5:00 p.m. Central Time on the first workday following the end of the Revocation Period;

(E) This Agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 4(A) above, and have chosen not to exercise your revocation rights, as described in Paragraph 4(D), above. If you give timely notice of your intention to revoke your acceptance of the terms set forth in this Agreement, it shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Agreement's terms, shall be restored; and

(F) You represent and warrant to the Company that, in the event you choose to accept the terms of this Agreement by signing it, the date and time appearing above your name on the last page of this Agreement shall be the actual date and time on which you have signed the Agreement. Notwithstanding your

failure to execute this Agreement or your revocation of it in accordance with Paragraph 4(D), above, the terms of Paragraph 1, above, will continue to apply.

(5) Miscellaneous. Should you accept the terms of this Agreement, its terms will be governed by the following:

(A) This Agreement constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the termination thereof. If you accept this Agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Company personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Company;

(B) You agree and acknowledge that this Agreement provides you with benefits from the Company which, in their totality, are greater than those to which you otherwise would be entitled;

(C) This Agreement can only be modified in writing by a document that is signed by both parties;

(D) For purposes of Internal Revenue Code Section 409A, each payment under this Agreement shall be treated as a separate payment;

(E) Nothing in the release contained in this Agreement should be construed as an admission of wrongdoing or liability on the part of the Company. The Company denies any liability to you, and the Company understands that you deny any liability to the Company. Such provision is included merely to wrap up all loose ends between us;

(F) If any court of competent jurisdiction determines that any of the provisions of Paragraphs 3 above, are invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of Paragraph 3 of this Agreement which shall remain valid, binding and enforceable and in full force and effect;

(G) This Agreement and its interpretation shall be governed and construed in accordance with the laws of Wisconsin and shall be binding upon the parties hereto and their respective successors and assigns. Any dispute relating to the Agreement shall be brought before any court in Brown County, Wisconsin;

(H) In the event that you breach any provision of this Agreement, you agree that the Company may suspend its further performance (including all additional payments) under this Agreement, recover any damages as determined by a court of competent jurisdiction suffered as a result of such breach, and recover

from you any reasonable attorneys' fees and costs it incurs as a result of your breach. In addition, you agree that the Company may seek injunctive or other equitable relief as a result of a breach by you of any provision of this agreement. In no case, however, shall the release provided in Paragraph 3(A), above, be revoked or terminated if you accept this Agreement as provided in Paragraph 4(A), above, and do not exercise your revocation rights before the Revocation Period described in Paragraph 4(D), above, expires; and

(I) This agreement may be executed by an electronic signature, which shall be deemed to be the same as an original signature.

This Agreement is intended to resolve all outstanding issues between you and the Company in a comprehensive manner. Although this Agreement contains language releasing the Company from claims, the Company maintains, and you understand and acknowledge that the Company maintains, that you have no such claims against the Company or any of the parties covered by the release contained in Paragraph 3(A), above.

Should you have any questions, please feel free to contact me.

Very truly yours,

ASSOCIATED BANC-CORP

By: Angie M. DeWitt

Angie M. DeWitt, EVP, Chief Human Resources Officer

I agree with and accept the terms contained in this Agreement and agree to be bound by them.

Dated this 5th day of February, 2020.

Time: 1:52pm

Christopher C. Piotrowski

Christopher C. Piotrowski